Exhibit 99.2
Fidelity National Financial, Inc. Prices $300 Million of 4.25% Convertible Senior Notes Due August 15, 2018

JACKSONVILLE, Fla., July 27, 2011 -- Fidelity National Financial, Inc. (NYSE: FNF) today announced the pricing of an aggregate principal amount of $300 million of Convertible Senior Notes. The Convertible Senior Notes will bear interest at a coupon rate of 4.25%, mature on August 15, 2018, and pay interest semi-annually on the 15th of February and August, beginning February 15, 2012. The Convertible Senior Notes will be convertible in certain circumstances based on an initial conversion rate of 46.3870 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $21.56 per share. FNF intends to use the net share settlement method to settle conversions of the Convertible Senior Notes. FNF also granted the initial purchasers of the Convertible Senior Notes a thirty-day option to purchase up to an additional $60 million of Convertible Senior Notes. The offering is scheduled to close on August 2, 2011, subject to satisfaction of customary closing conditions.
In conjunction with the Convertible Senior Notes offering, FNF intends to use the net proceeds to repay outstanding principal and interest under its revolving credit facility. Any remaining net proceeds, along with concurrent borrowings under FNF's revolving credit facility, will be used to repurchase $75 million of FNF's common stock to acquire shares potentially being sold as part of hedging strategies by certain investors in the notes and to minimize future potential equity dilution resulting from the offering. To the extent that there are any remaining proceeds from this offering after the uses described above, we expect to use them, plus a borrowing under our revolving credit facility, to repay at maturity our outstanding 7.30% notes due August 15, 2011, in the aggregate principal amount of $165.6 million.
The offer and sale of the Convertible Senior Notes and underlying shares of common stock have not been, and will not be, registered under the Securities Act of 1933, as amended, or any other securities laws, and these securities may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. All offers of the Convertible Senior Notes and underlying shares of common stock will be made only by means of a private offering memorandum.

SOURCE: Fidelity National Financial, Inc.